Exhibit 4.29

Consulting Agreement for Enterprise Management and Commercial Information

Party A: Tianhao (China) Investment Co., Ltd.

Mailing Address: No. 227 Huangpi North Road, Huangpu District, Shanghai

Party B: Shenzhen Qianhai Jisen Information Technology Co., Ltd.

Mailing Address: Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen, China (Hosted by Shenzhen Qianhai Business Secretary Co., Ltd.)

Date of Execution: October 23, 2024

I. Scope of Services

The services provided by Party B under this Contract are “Management Consulting Services and Business Information Consulting Services.”

1.	Party A may submit consultation requests to Party B regarding management challenges under specific corporate strategic contexts, including but not limited to human resources, investment financing, strategy, and organizational structure.
2.	For business inquiries within Party A’s industry focus, Party B will provide consulting services based on its knowledge and experience, ensuring quality through industry research and engagement of core personnel.
3.	Party B will respond to information and requirements provided by Party A, integrating research, experience, and consultation outcomes to advise on corporate controls and business planning.
4.

II. Rights and Obligations of Party A

1.	Party A shall provide Party B with relevant materials, accessible information, and reasonable assistance to facilitate service delivery.
2.	Party A has the right to provide feedback on Party B’s services, and Party B shall implement adjustments as requested.

III. Rights and Obligations of Party B

1.	After contract signing, Party B shall fulfill its obligations on schedule according to the agreed service scope and mutually established plan.
2.	Party B undertakes to deliver high-quality services within its capabilities.
3.	Party B shall strictly safeguard all Party A information and data stored by Party B.
4.	Party B shall maintain confidentiality regarding all Party A information obtained during service provision and shall not disclose it under any circumstances.

IV. Contract Fees

1.	The fee for services under this Contract is RMB 150,000/month (Say: Renminbi One Hundred Fifty Thousand Only).
2.	VAT under this Contract shall be borne by Party A. The applicable VAT rate shall be determined according to the effective policies of the State Taxation Administration at the time of invoicing. If Party B qualifies for preferential VAT treatment, fees charged to Party A shall reflect the reduced tax amount.

3.	Party A shall pay the first service fee within 3 working days after contract signing. Subsequent payments shall be made before the 5th working day of each calendar month.
4.	Party B’s account details:

●	Account No. (*):
●	Account Name (*): Shenzhen Qianhai Jisen Information Technology Co., Ltd.
●	Bank (*): Shenzhen Construction Bank

V. Contract Term

1.	Service Term: October 23, 2024, to March 31, 2025.
2.	This Contract will automatically terminate upon expiration unless both parties object.
3.	Early termination requires mutual written agreement reached 30 days in advance.

VI. Intellectual Property and Confidentiality

1.	Party A and its affiliates retain ownership or lawful authorization of all intellectual property rights related to materials provided under this Contract. Party B may not use or authorize use beyond the Contract scope. Violations require rectification within Party A’s specified timeframe. Failure to rectify constitutes material breach.
2.	Party B warrants that deliverables under this Contract do not infringe third-party intellectual property rights.
3.	Information exchanged during Contract execution is deemed confidential unless otherwise stated in writing. Unauthorized disclosure to third parties is prohibited. Breach causing losses incurs liability. This clause remains effective post-termination.

VII. Liability for Breach

1.	A breaching party shall compensate the other party for losses incurred.
2.	Compensation includes direct losses and loss of goodwill.
3.	Non-payment by Party A entitles Party B to suspend or terminate services (service duration will not be extended).
4.	Post-termination, Party B shall return or destroy Party A’s confidential information as instructed. Separate confidentiality agreements govern specific remedies.

VIII. Force Majeure

1.	Force Majeure refers to unforeseeable, unavoidable events beyond either party’s control (e.g., earthquakes, typhoons, war, cyberattacks, technical failures) preventing full Contract performance.
2.	Affected parties must notify the other party promptly in writing and submit government-certified proof within 20 working days after the event ends. Reasonable efforts to mitigate impacts are required.
3.	Parties shall negotiate solutions post-event via supplementary agreements.
4.	Force Majeure lasting ≥30 days allowing termination if performance becomes materially adverse or impossible.

IX. Governing Law and Dispute Resolution

Disputes shall be resolved amicably. Failed negotiations may be submitted to the Shenzhen International Arbitration Court.

X. Miscellaneous

1.	Party A Contact: ( )
2.	Party B Contact: BinYu Bai (mello.bai@kingwayedu.cn)
3.	Assignment:

3.1	This Contract binds successors and assigns. Neither party may assign rights/obligations without prior written consent.
3.2	Severability & Waiver: Invalid clauses do not void the Contract. Parties may amend invalid provisions in writing.

4.	Unenforceable terms shall be revised to reflect original intent. Delayed enforcement claims do not waive rights.
5.	Entire Agreement: This Contract (including annexes) constitutes the complete understanding between parties, superseding prior agreements.
6.	Amendments: Require written approval by authorized representatives.
7.	Authorization: Each party warrants it has full authority to execute this Contract.
8.	Independent Relationship: Parties are independent contractors. No agency, employment, or partnership is created. Each party bears sole liability for its actions causing losses.
9.	Headings: Section titles are for reference only and do not affect interpretation.
10.	Effectiveness: This Contract becomes effective upon execution. Two originals (one per party) carry equal legal force.

(No text below. Signatures follow.)

Party A: Tianhao (China) Investment Co., Ltd..

/s/ Tianhao (China) Investment Co., Ltd.

Date: October 23, 2024

Party B: Shenzhen Qianhai Jisen Information Technology Co., Ltd.

/s/ Shenzhen Qianhai Jisen Information Technology Co., Ltd

Date: October 23, 2024